EXHIBIT 21.01
BROOKS AUTOMATION, INC.
SUBSIDIARIES OF THE REGISTRANT

Legal Entity	Jurisdiction
Brooks — PRI Automation Holding Belgium BVBA	Belgium
Brooks Automation (Delaware) LLC	USA
Brooks Automation (France) SAS	France
Brooks Automation (Germany) GmbH	Germany
Brooks Automation (Ireland) Ltd	Ireland
Brooks Automation (Singapore) PTE LTD	Singapore
Brooks Automation Taiwan Company Ltd	Taiwan
Brooks Automation (the Netherlands) BV	The Netherlands
Brooks Automation (UK) Ltd	UK
Brooks Automation Asia Ltd (own 70%)	Korea
Brooks Automation Holding (Germany) GmbH	Germany
Brooks Automation Israel, Ltd	Israel
Brooks Automation Korea Inc.	Korea
Brooks Automation Luxembourg SARL	Luxembourg
Brooks Automation (Wuxi) Limited	China
Brooks Automation Limited	Hong Kong
Brooks Technology GmbH	Germany
Brooks Technology (Shanghai) Limited	China
CTI Nuclear, Inc.	USA
Granville — Phillips Company	USA
Helix Securities Corp.	USA
Helix Technology KK	Japan
Helix Technology UK Limited	UK
Interval Logic Corporation (own 90%)	USA
Strathmore Corporation	USA
Tec — Sem AG (own 19%)	Switzerland
Ulvac Cryogenics Inc. (50% JV in Japan)	Japan
Yaskawa Brooks Automation, Inc. (50% JV in Japan)	Japan